Exhibit 99.J

Exhibit J

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Service Providers,” “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Highlights” in the prospectus dated February 26, 2010 and “Independent Registered Public Accounting Firm and Legal Counsel” in the related statement of additional information and to the use of our report on Clarion Value Fund Master, LLC dated December 24, 2009, which is incorporated by reference, in this Registration Statement (Form No. 811-21122) of Clarion Value Fund Master, LLC.

Ernst & Young LLP

New York, New York
February 23, 2010